Exhibit 99 (i)

HSBC USA Inc.
HSBC Bank USA, N.A.
HSBC National Bank USA
CORPORATE GOVERNANCE STANDARDS

The following standards have been approved by the Boards of Directors and, together with the charters of committees of the Boards of Directors, provide the framework for the corporate governance of HSBC USA Inc., HSBC Bank USA, N.A. and HSBC National Bank USA (each referred to herein as “HSBC” or the “Corporation”). These standards will be reviewed by the Boards periodically in order to ensure HSBC maintains “best practices” in corporate governance.

Role of the Board and Management

HSBC’s business is conducted by its employees, managers and officers, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance long-term value of the Corporation for its shareholder. The Board has ultimate responsibility for governing the affairs of the Corporation, including the appointment of executive management, approval of business strategy and assessment of major risks facing the Corporation, consistent with its responsibilities to the Corporation’s ultimate parent, HSBC Holdings plc (the “Group”) to ensure that the Corporation’s activities are conducted within the context of the Group’s policies and business strategies. In all actions taken by the Board, the Directors will exercise their business judgment in what they reasonably believe to be in the best interests of the Corporation. In discharging that obligation, Directors may rely on the honesty and integrity of the Corporation’s management and its outside advisors and independent auditors. Management is expected to be loyal to the Corporation, implement approved business strategy, appropriately resolve day-to-day operations issues, keep the Board informed, and maintain and promote high ethical standards while seeking to maximize returns to HSBC in all business dealings.

Composition and Qualification

The size of the Board shall consist of the number of Directors established by the Board upon recommendation of the Chief Executive Officer from time to time. The Chief Executive Officer of the Corporation shall be a Director of the Corporation. A majority of the Independent Directors should be active or retired senior executives (or the equivalent) of other large companies, educational institutions, governmental agencies, service providers or non-profit organizations.

Each Director will stand for election by the shareholder every year. HSBC recognizes the benefits of reasonable term limits for Directors. However, HSBC also believes that term limits should not cause the Corporation to lose the increasing benefit of Directors who have been able to develop, over a period of time, insight into the Corporation and its operations. The service of Directors who join the Board after December 31, 2005 will be limited to a maximum of 15 years.

The Corporation also maintains a mandatory retirement policy for Directors (excluding the Chairman and the Chief Executive Officer of the Corporation). Retirement is required as of the annual meeting of the shareholder after the date on which a Director attains the age of 72 or reaches the maximum length of service.

Non-Independent Directors who are senior executive officers of the Corporation are expected to retire from the Board when they retire from the position that entitles such individual to be a Director of the Corporation. With respect to any Director, the Board may delay any retirement from the Board if business conditions or other circumstances, in the opinion of the Board, so warrant such action.

It is anticipated that Independent Directors will offer to resign from the Board whenever there is (i) a major change in their career position or status (unless such change in position or status results from normal retirement), or (ii) a change in status as an “Independent Director”. Similarly, it is anticipated that Non-Independent Directors who are not senior executive officers of the Corporation will offer to resign from the Board whenever there is a major change in their career position or status (unless such change in position or status results from normal retirement). The Chairman and the Chair of the Executive Committee shall consult and determine whether to present the offer of resignation to the Board for action. If presented, the Board has complete discretion, after consultation with Group, to either accept or reject such resignation.

Independent Directors shall not be a director, consultant or employee of or to any competitor of the Corporation (i.e., a company that has a business segment offering products or seeking customers that are similar to the products offered or customers served by a business segment of the Corporation). To avoid potential conflicts of interest, interlocking directorships will not be allowed. Interlocking directorships shall be deemed to occur if a senior executive officer of the Corporation (i.e., the Chairman, Chief Executive Officer, President or any direct report to the Chief Executive Officer) serves on the board or as a trustee of the company or institution that employs the Independent Director (i.e., reciprocal directorship).

“Directors Emeriti” will not be elected to the Board. However, former Directors may be invited to special events from time to time.

Director Responsibilities

The Board, representing the best interests of Group and the Corporation, shall:

•	provide oversight of the Corporation’s compliance with all legal and regulatory obligations;

•	approve the corporate mission statement, ethics plan, and affirmative action plan;

•	appoint and evaluate, and approve the compensation of, the CEO and other executive management;

•	approve a management succession plan;

•	review and approve the business planning calendar to insure discussion, input, analysis and decision making;

•	review and approve the strategic plan and business plan on a timely basis; receive and discuss periodic updates to these plans;

•	oversee management’s responsibility to develop systems to insure that the business is conducted in a legal and ethical manner;

•	oversee management’s responsibility to implement adequate business control systems;

•	provide constructive dialogue to management during and between board meetings;

•	have the ability to spend the necessary time required to function effectively as a Director;

•	develop and maintain a sound understanding of the strategies, business and succession planning of the Corporation;

•	carefully study all Board materials and provide active, objective and constructive participation at meetings of the Board and its committees;

•	provide assistance in representing HSBC to the world;

•	be available to advise and consult on key organizational changes and to counsel on corporate issues;

•	develop and maintain a good understanding of global economic issues and trends; and

•	seek clarification from experts retained by the Corporation (including employees of the Corporation) to better understand legal, financial or business issues affecting the Corporation.

Director Independence

A majority of the Directors will be independent. Annually, the Board shall determine whether each Director can exercise independent judgment from management. The Board shall use the standards set forth in Appendix A hereto as a foundation for its determinations concerning independence, which are based upon the New York Stock Exchange (NYSE) listing standards.

Meetings

Annually, all Directors shall be provided with a schedule identifying all regularly scheduled Board and committee meetings for the current and the next succeeding year. There will be four regularly scheduled meetings of the Board each year. At the first regularly scheduled meeting of each calendar year, a detailed strategic focus of the Corporation’s businesses will be discussed and the Board will approve the annual operating plan and capital expenditure budget. The Board will meet in “retreat” at least once a year to discuss the strategy of the business. Independent Directors shall meet in executive session as required, but no less than once a year. Personal attendance of the Directors at Board and committee meetings is expected. The use of teleconference to facilitate such attendance should be requested by Directors only in extraordinary situations.

The Chairman and the Chief Executive Officer will establish the agenda for each Board meeting. The Chair of a committee in consultation with committee members and senior management will develop the agenda for each committee meeting. Directors are encouraged to suggest, to the Chairman, topics for inclusion on any future agendas.

At every regularly scheduled Board meeting, the Chief Executive Officer or his/her designee shall advise the Board of the operating performance of the Corporation, focusing on important trends, achievements, plans and developments, and how those matters may affect the annual operating plan approved by the Board. Also, at every regularly scheduled Board meeting, the President, Chief Financial Officer, Chief Accounting Officer or Controller shall present the latest available financial detail with respect to the Corporation, focusing on significant variances from the annual operating plan or capital expenditure plan approved by the Board and from prior year/quarter results. Interim meetings will be scheduled to discuss the business on an as required basis.

Information with respect to any Board or committee meeting should be sent to Directors at least five (5) days in advance of the meeting, if possible. Financial statements included in this information should be condensed with commentary focused on important issues, trends or variances, noting the perceived reasons therefore and the opportunities or risks, if any, that may result.

Minutes of all Board and committee meetings shall be sent to all Directors unless it is legally required that such minutes be kept confidential.

Committees

The committee structure of the Board shall be reviewed annually. The Board will have Audit, Human Resources & Compensation, Executive, Fiduciary, and Nominating & Governance Committees. No Director should serve on more than three of the standing committees.

Each standing committee of the Board shall adopt and approve a charter. Each such charter, and any amendments thereto, must be approved by the Board. At least annually, each committee will review the appropriateness of its charter and evaluate and report on its performance to the Board. Other than the Executive Committee, which may act in place of the full Board, no committee shall exercise any power and authority specifically delegated to any other committee of the Board.

The Chairman, in consultation with the Chair of the Executive Committee, shall make recommendations to the Nominating & Governance Committee regarding membership on the committees. The Board will appoint all committee members and the Chair of each committee.

Membership of the Executive Committee shall consist of Independent Directors and the Chief Executive Officer of the Corporation. The Chair of the Executive Committee shall be deemed the “lead director” for the Board and shall perform the duties set forth on Appendix B to these Standards. The Chair of the Executive Committee shall be an “ex officio” member of all other standing committees.

Membership of the Nominating & Governance Committee shall consist of the Lead Director and Chairs of the other committees, provided that such Directors are each Independent Directors.

The Chair of each committee, in consultation with committee members and senior management of the Corporation will determine the frequency and length of the meetings of the committee.

A quorum and the vote required at any committee meeting shall be determined in the same manner as a quorum for a meeting of the Board as set forth in the by-laws of the Corporation.

Director Compensation

Director compensation will be in the form of cash compensation and, as may be appropriate, restricted shares or other equity compensation. The amount of compensation to be paid to Directors will be determined by the Chairman of the Corporation, in consultation with the Nominating & Governance Committee.

Access to Senior Management and Independent Advisors

Directors shall have free and full access to senior management and other employees of the Corporation. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or Corporate Secretary or directly by the Director.

The Board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors.

Director Orientation and Continuing Education

The Corporation shall provide a continuing education program for all members of the Board including presentations by senior management on the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Statement of Business Principles, its management structure and executive officers and its internal and independent auditors. Directors shall be encouraged to participate in approved Director training programs at the expense of the Corporation. New Directors will participate in an organized Director orientation program.

Succession Planning

The Chief Executive Officer will report annually to the Human Resources & Compensation Committee and the Board on the plans or programs implemented by the Corporation for management succession and development. Annually, all Independent Directors will meet in a separate session, led by the Chair of the Executive Committee, to review the performance of the Chairman, Chief Executive Officer and President, if any, and senior officers including a discussion of the perceived effectiveness of the processes implemented for management succession and development.

Annual Evaluation

Annually, the Board shall perform and discuss a self-evaluation of the Board and each committee. The Nominating and Governance Committee will lead a discussion of the Board evaluation. Each Committee Chair will lead a discussion of the respective committee evaluation.

Appendix A

INDEPENDENT DIRECTOR STANDARDS

The Board shall consider all relevant facts and circumstances in assessing the independence of Directors. As a foundation for such determinations, the Board has established the following guidelines. An Independent Director is a Director who:

•

has no personal loans from the Corporation, other than credit cards and charge cards or residential mortgage loans made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

•

has not been retained by the Corporation or any of its affiliates in the capacity of an employee or non-employee executive officer within the last three years and is not currently receiving any compensation from the Corporation or any of its affiliates (other than for Board service, deferred compensation for prior service or benefits under a tax-qualified retirement plan);

•

has not received more than $100,000 in direct compensation from the Corporation or any of its affiliates in any year, other than for Board service with the Corporation, benefits under a tax-qualified retirement plan or deferred compensation for prior service, within the last three years;

•

has not been affiliated with or employed by an organization (as a partner, employee or 10% or more shareholder) that is an advisor or consultant, including a current or former internal or external auditor, to the Corporation, any of its subsidiaries, any of the senior executives of the Corporation, or any pension, profit sharing or employee benefit plan sponsored by the Corporation within the last three years;

•

has not been an employee, partner or executive officer of any significant vendor or customer of the Corporation or any of its subsidiaries, or a pension, profit sharing or employee benefit plan sponsored by the Corporation that makes payments to, or receives payments from the Corporation in an amount that in any fiscal year exceeded the greater of $1 million, or 2% of such entity’s consolidated gross revenues within the last three years;

•

has not been an executive officer, director or trustee of a charitable organization in which the Corporation or any of its subsidiaries made contributions in any fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

has no interest in any significant transactions or business relationships with the Corporation or its subsidiaries that are required to be disclosed by the rules and regulations of the Securities and Exchange Commission; and

•

is not a member of the immediate family of any person described above. Immediate family members are the Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the Director’s home.

Appendix B

LEAD DIRECTOR DUTIES

The duties and responsibilities of the Chair of the Executive Committee (as the Lead Director) shall be as follows:

1)	The Chair of the Executive Committee shall be informed by, and counsel, the Chairman and Chief Executive Officer on material strategy, policy, and management matters.

2)	The Chair of the Executive Committee shall be available to advise and counsel the Chief Executive Officer on any matter relating to the Corporation.

3)

The Chair of the Executive Committee shall offer the Chief Executive Officer counsel as to special interests and concerns of Directors and will act as principal liaison between the Independent Directors and the Chairman.

4)	In the absence or inability of the Chairman or Chief Executive Officer to act, the Chair of the Executive Committee shall perform those duties of the Chairman pertaining to Board functions.

5)	The Chair of the Executive Committee shall recommend to the Chairman the retention of consultants or other experts who would report directly to the Board.

6)

The Chair of the Executive Committee shall advise the Chairman as to the quality, quantity and timeliness of the flow of information from the Corporation that is necessary for the Directors to effectively and responsibly perform their duties.

7)	The Chair of the Executive Committee shall chair in camera discussions requested by the Independent Directors.

8)	The Chair of the Executive Committee shall serve as an ex-officio member of each of the committees of the Board.

9)	The Chair of the Executive Committee shall work with the Chairman and other independent directors to give advice to the Chairman in the development of Board membership.